GEHL COMPANY/MILLER
CHANGE IN CONTROL AND SEVERANCE AGREEMENT

        THIS AGREEMENT, made and entered into as of the 16th day of December, 2005, by and between Gehl Company, a Wisconsin corporation (hereinafter referred to as the “GEHL”), and Daniel L. Miller (hereinafter referred to as the “Executive”).

W I T N E S S E T H :

        WHEREAS, the Executive is employed by GEHL in a key executive capacity, and the Executive’s services are valuable to the conduct of the business of GEHL;

        WHEREAS, the Board of Directors of GEHL (the “Board”) recognizes that circumstances may arise in which a change in control of GEHL occurs, through acquisition or otherwise, thereby causing uncertainty about the Executive’s future employment with GEHL without regard to the Executive’s competence or past contributions, which uncertainty may result in the loss of valuable services of the Executive to the detriment of GEHL and its shareholders, and GEHL and the Executive wish to provide reasonable security to the Executive against changes in the Executive’s relationship with GEHL in the event of any such change in control;

        WHEREAS, GEHL and the Executive are desirous that any proposal for a change in control or acquisition of GEHL will be considered by the Executive objectively and with reference only to the best interests of GEHL and its shareholders;

        WHEREAS, the Executive will be in a better position to consider GEHL’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such change in control or acquisition; and

        WHEREAS, GEHL deems it appropriate to provide the Executive with specified severance benefits, as provided in this Agreement, in the event of certain termination of the Executive other than in the context of a Change in Control or acquisition.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

        Section 1. Change in Control. In the event a Change in Control, as defined below, occurs while the Executive is employed by the company and this Agreement is in effect, the Executive shall automatically be entitled to employment by the company for two years after the occurrence of the Change in Control (such two-year term of employment is hereafter referred to as the “Change in Control Contract Term”). While employed by the Company during the Change in Control Contract Term, the Executive shall be entitled to a base salary, bonus opportunity and other employee benefits substantially equivalent to those the Executive was entitled to immediately prior to the Change in Control. In addition, upon the occurrence of a Change in Control, and assuming that the Executive is in the employ of the Company at such time or demonstrates that his prior termination was effected in anticipation of a Change in Control as contemplated by the succeeding paragraph, (i) the unvested stock options awarded to the Executive under the GEHL Stock Option Plans shall vest, (ii) the Executive’s Bank Balance in the Bonus Bank under the GEHL Shareholder Value Added Management Incentive Compensation Plan shall vest and be paid and (iii) all restrictions limiting the exercise, transferability, entitlement or incidents of ownership of any outstanding award, including options, restricted stock, supplemental retirement and death benefits, deferred compensation, or other property or rights granted to the Executive after the date of this Agreement (other than pursuant to plans of general application to salaried employees such as tax-qualified retirement plans, life insurance and the health plan) shall lapse, and such awards shall become fully vested and be held by or for the Executive free and clear of all such restrictions. This provision shall apply to all such property or rights notwithstanding the provisions of any other plan or agreement.

        If the Executive’s employment shall be terminated by GEHL without Cause (as defined below) or the Executive shall terminate his employment for Good Reason (as defined below) during the Change in Control Contract Term, or if GEHL shall terminate the Executive’s employment without Cause within six (6) months before the execution of a definitive purchase agreement that ultimately results in a Change in Control and the Executive shall reasonably demonstrate that such termination was in connection with or in anticipation of the Change in Control, the Executive shall be entitled to the following paid in a lump sum within 30 days of the date of the Executive’s termination of employment hereunder (the “Termination Date”) or the date that the Executive demonstrates that such termination was in connection with or in anticipation of the Change in Control, whichever is applicable:

(a)	The Executive’s base salary as in effect on the Termination Date (“Current Base Salary”) through the Termination Date to the extent not theretofore paid;

(b)	The bonus which would be earned by the Executive through the Termination Date computed under GEHL’s existing bonus plan, ignoring any requirement that the Executive be employed through the end of the fiscal year and not reduced for any deferrals which would otherwise be required under the bonus plan;

(c)	Any compensation previously deferred, including that deferred under any bonus plan as then in effect, which deferrals shall become immediately vested upon the Change in Control, to the extent not previously paid;

(d)	Two (2) times the sum of (i) the Current Base Salary and (ii) the highest bonus amount earned by the Executive in any of the five fiscal years which precede the year in which the Termination Date occurs, including any amounts deferred; and.

(e)	The present value of the Executive’s benefits under Section 2 of the Executive’s most current Supplemental Retirement Benefit Agreement using a discount rate equal to the “GATT” interest rate that would be used by the Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder.

The Executive shall also receive, at the expense of GEHL, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s most senior status with GEHL during the 180-day period prior to the date of the Change in Control, provided by a nationally recognized senior executive placement firm selected by GEHL with the consent of the Executive, provided that the cost to GEHL of such services shall not exceed 20% of the Executive’s Current Base Salary. In the alternative, the Executive, at his election, may choose to receive that net amount, up to a maximum of $15,000, to be paid as a lump sum within 30 days of the Termination Date as outlined above.

In addition, for twenty-four (24) months after the Termination Date, GEHL shall provide to the Executive and his family medical benefits at least substantially equal on a pre-tax basis to those provided to him and his family just prior to the date of the Change in Control, whether pursuant to a group plan or individual coverage. Notwithstanding the foregoing, if the Executive obtains employment during the 24-month period and family medical benefits (substantially equivalent to those offered by GEHL just prior to the date of the Change in Control) are available from the new employer, GEHL’s obligation to provide such family medical benefits shall cease for so long as the Executive remains employed.

        In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement and such amounts shall not be reduced (except to the extent set forth in the immediately preceding paragraph) whether or not the Executive obtains other employment. In addition, GEHL will not be entitled to reduce the amounts payable under this Agreement for any claims or rights it may have against the Executive.

        “Change in Control,” for the purposes of this Agreement shall be defined as one of the following:

i)	Securities of GEHL representing 25% or more of the combined voting power of GEHL’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer; or

ii)	The shareholders of GEHL approve a merger or consolidation of GEHL with any other corporation as a result of which less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of GEHL (other than a shareholder who is an “affiliate,” as defined under rules promulgated under the Securities Act of 1933, as amended, of any party to such consolidation or merger); or

iii)	The shareholders of GEHL approve the sale of substantially all of GEHL’s assets to a corporation which is not a wholly-owned subsidiary of GEHL; or

iv)	Any person becomes the “beneficial owner,” as defined under rules promulgated under the Securities Exchange Act of 1934, as amended, directly or indirectly of securities of GEHL representing twenty-five (25%) or more of the combined voting power of GEHL’s then outstanding securities the effect of which (as determined by the Board) is to take over control of GEHL; or

v)	During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        “Good Reason” for the purposes of this Agreement, shall be defined as the occurrence of any one of the following events or conditions after, or in anticipation of, the Change in Control:

i)	The removal of the Executive from, or any failure to re-elect or reappoint the Executive to, any of the positions held with GEHL on the date of the Change in Control or any other positions with GEHL to which the Executive shall thereafter be elected, appointed or assigned, except in connection with the termination of his employment for disability, Cause, as a result of his death or by the Executive other than for Good Reason; or

ii)	A good faith determination by the Executive that there has been a significant adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with GEHL from such working conditions or status in effect immediately prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements; or

iii)	Any material breach by GEHL of any provision of this Agreement; or

iv)	Any purported termination of the Executive’s employment for Cause by GEHL which is determined under Section 14 not to be for conduct encompassed in the definition of Cause contained herein; or

v)	The failure of GEHL to obtain an agreement, satisfactory to the Executive, from any successor or assign of GEHL, to assume and agree to perform this Agreement, as contemplated in Section 3 hereof; or

vi)	GEHL’s requiring the Executive to be based at any office or location which is not within a fifty (50) mile radius of West Bend, Wisconsin, except for travel reasonably required in the performance of the Executive’s responsibilities hereunder, without the Executive’s consent.

For purposes of this Section, any good faith determination of Good Reason made by the Executive shall be conclusive.

        Section 2. Termination of Employment Other Than in the Context of a Change in Control/Severance. If the Executive’s employment is involuntarily terminated by GEHL for any reason other than (i) Cause, (ii) circumstances under which the Executive would be entitled to the payments provided by Section 1 hereof or (iii) the Executive’s death or disability, the Executive shall be entitled to receive, and GEHL shall be obligated to pay, the Executive’s then Current Base Salary, as in effect immediately prior to such termination, for one (1) full year from the Executive’s date of termination. During such year, the Executive shall also continue to participate in all group health and welfare benefit plans and programs of GEHL to the extent that such continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s continued participation in any such plans and programs is barred, and in lieu thereof, the Executive shall be entitled to receive for the above period an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by GEHL to him, to his account, or on his behalf over the two (2) fiscal years (or fraction thereof) of GEHL preceding the termination of his employment under such plans and programs from which his continued participation is barred.

        Termination by GEHL for “Cause” shall mean termination by action of the Board because of the material failure of the Executive to fulfill his obligations as an officer of the Company or because of serious willful misconduct by the Executive in respect of his obligations as an officer of the Company as, for example, the commission by the Executive of a felony or the perpetration by the Executive of a common-law fraud against GEHL or any major material action (i.e., not procedural or operational differences )taken against the expressed directive of the Board.

        Section 3. Assigns and Successors. The rights and obligations of GEHL under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of GEHL and GEHL shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that GEHL would be required to perform if no such succession or assignment had taken place.

        Section 4. Construction. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

        Section 5. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in GEHL’s case, to its Secretary, or to its Chief Executive Officer if the Executive is then serving as Secretary) or by facsimile to the number provided for such purpose by the applicable party or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to his last known address as carried on the personnel records of GEHL and, in the case of GEHL, to the corporate headquarters, attention of the Secretary, or to its Chief Executive Officer if the Executive is then serving as Secretary, or to such other address as the party to be notified may specify by notice to the other party.

        Section 6. Severability. Should it be determined that one or more of the clauses of this Agreement is (are) found to be unenforceable, illegal, contrary to public policy, etc., this Agreement shall remain in full force and effect except for the unenforceable, illegal, or contrary to public policy provisions.

        Section 7. Limitation on Payments.

(a)	Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Sections 1 or 2 hereof, a national accounting firm designated by GEHL (the “Accounting Firm”) shall compute whether there would be any “excess parachute payments” payable to the Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the total “parachute payments,” within the meaning of Section 280G of the Code, payable to the Executive by GEHL or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to the Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to the Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00) or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to the Executive, such lesser amount shall be paid to the Executive. If not reducing the payments hereunder would result in a greater after-tax amount to the Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon GEHL and the Executive.

(b)	As a result of the uncertainty in the application of Section 280G of the Code, it is possible that excess parachute payments will be paid when such payment would result in a lesser after-tax amount to the Executive; this is not the intent hereof. In such cases, the payment of any excess parachute payments will be void ab initio as regards any such excess. Any excess will be treated as a loan by GEHL to the Executive. The Executive will return the excess to GEHL, within fifteen (15) business days of any determination by the Accounting Firm that excess parachute payments have been paid when not so intended, with interest at an annual rate equal to the rate provided in Section 1274(d) of the Code (or 120% of such rate if the Accounting Firm determines that such rate is necessary to avoid an excise tax under Section 4999 of the Code) from the date the Executive received the excess until it is repaid to GEHL.

(c)	All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by GEHL and GEHL shall pay such fees, costs and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to the Executive in the year of receipt of the payments, unless the Executive agrees otherwise.

        Section 8. Confidentiality. During and following the Executive’s employment by GEHL, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of GEHL except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of GEHL or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of GEHL. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of GEHL. All records, files, documents and materials, or copies thereof, relating to the business of GEHL which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of GEHL and shall be promptly returned to GEHL upon termination of employment with GEHL.

        Section 9. Expenses and Interest. If (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement, (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, or (iii) any tax audit or proceeding is commenced that is attributable in part to the application of Section 4999 of the Code, in any case so long as the Executive is not acting in bad faith, then GEHL shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding or tax audit or proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by M&I Bank, Milwaukee, Wisconsin, from time to time as its prime or base lending rate from the date that payments to the Executive should have been made under this Agreement. Within ten days after the Executive’s written request therefor, GEHL shall pay to the Executive, or such other person or entity as the Executive may designate in writing to GEHL, the Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding.

        Section 10. Payment Obligations Absolute. GEHL’s obligation to pay the Executive any amounts required hereunder and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which GEHL may have against the Executive or anyone else. Except as provided in Section 9, all amounts payable by GEHL hereunder shall be paid without notice or demand. Each and every payment made hereunder by GEHL shall be final, and GEHL will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.

        Section 11. No Waiver. The Executive’s or GEHL’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or GEHL may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        Section 12. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

        Section 13. Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be West Bend, Wisconsin or, at the Executive’s election, if the Executive is no longer residing or working in the West Bend, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either West Bend, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at Termination Date) which is closest to the Executive’s residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

        Section 14. Amendment. No modification or amendment to this Agreement may be made without the written consent of the parties hereto.

        IN WITNESS WHEREOF, GEHL COMPANY has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his hand, all as of the date set forth above.

GEHL COMPANY
/s/ William D. Gehl
William D. Gehl
Chairman, President & CEO
/s/ Daniel L. Miller
Executive